Exhibit 99.1
Repros’ Androxal Shows Highly Statistically Significant Positive Effects
in Men with Secondary Hypogonadism
Non-Inferiority to Market Leading Drug
Demonstrated in Six Month Study
THE WOODLANDS, Texas—(BUSINESS WIRE)—Repros Therapeutics Inc. (NasdaqGM:RPRX) announced topline results of a six month U.S. Phase 3 study of Androxal™, an oral drug being developed to restore normal testicular function in men with secondary hypogonadism. Further, Androxal demonstrates non-inferiority in all the endpoints of the study, compared to Androgel®, a cream which is the leading treatment for low testosterone.
Study Details and Results
This six month, double-blind study compared two doses of oral Androxal, 12.5mg and 25mg, to matching placebo capsules and open label Androgel at any dose to be used per manufacturer’s instructions. The study’s primary efficacy endpoint was the proportion of patients at month three who showed morning total serum testosterone concentrations within the normal physiological range (300 to 1040 ng/dl). This endpoint was also extended to include the outcome at month six as well as the assessment of non-inferiority to Androgel.
Of the 191 patients enrolled in the trial, 144 patients completed the study. There were 8 and 15 premature drop outs in the 12.5mg and 25mg Androxal arms, respectively, 15 drop outs in the placebo arm, and 13 drop outs in the Androgel arm. There were no drop outs due to an adverse event or lack of compliance in the Androxal treatment groups. The majority of the other drop outs were due to either withdrawal of consent or “lost to follow-up”. There were 188 patients in the modified intent-to-treat group (“MITT”) consisting of all randomized patients with at least one efficacy evaluation.
The proportion of men in the 12.5mg and 25mg treatment arms with total testosterone in the physiological range at month three using the last observation carried forward was 72.7% and 79.2%, respectively, and those on Androgel and placebo the proportion was 57.4% and 28.3%, respectively. These results confirm non-inferiority to Androgel (measurements for patients that completed month three equally demonstrated non-inferiority). Both doses of Androxal were superior to placebo (p <0.0001). At month three, the mean improvement in testosterone levels was 184.3 and 259.2 ng/dl for both the 12.5mg and 25mg dose of Androxal, respectively. The improvement for Androgel and placebo were 168.3 and 6.4 ng/dl, respectively. The 25mg dose of Androxal achieved a statistically significant improvement compared to Androgel (p = 0.036). The improvement in total testosterone level was maintained for the entire six month double blind period and the proportions of subjects achieving testosterone levels greater than 300 ng/dl were 70.5%, 84%, 53.2% and 31.9% for 12.5mg, 25mg, Androgel and placebo arms, respectively.
The improvement in total testosterone in the Androxal arms was the result of normalization of the pituitary gonadotrophic hormones LH (luteinizing hormone) and FSH (follicle stimulating hormone). Consistent with the diagnosis of secondary hypogonadism, LH values at entry were in the low normal range with a median value of 3.7 mIU/mL. After three months of treatment LH increased to normal values of 5.8 and 8.1 in the Androxal 12.5mg and 25mg groups, respectively, remained unchanged at 3.3 in the placebo group but decreased significantly to 0.3 in the Androgel group, a value below the normal range. After six months of treatment the values for the four treatment groups were similar to the values at three months. The trends for FSH increasing from low to normal values in the Androxal treatment groups were similar to the LH responses. FSH decreased statistically significantly (p <0.0001) in the Androgel group and remained unchanged in the placebo patients. The sex hormone responses to Androxal treatment are consistent with normalizing pituitary function.
Jean Fourcroy, MD, PhD, Repros Therapeutics Board member and former Medical Officer with the Food and Drug Administration, commented, “This study points out the importance of considering secondary hypogonadism, or hypothalamic dysfunction, when diagnosing hypogonadism in men.”
Although the syndrome of secondary hypogonadism is characterized by the objective measurements of low testosterone and gonadotrophic hormone levels it is recognized that in some men testosterone deficiency may be accompanied by a variety of symptoms related to decreased sexual function. This study did not require that any of those symptoms be present at enrollment as the primary inclusion criterion was low testosterone and low to normal LH. Nonetheless, as an exploratory exercise, three different patient questionnaires were included in the study to explore the relationship of these symptoms to low testosterone and the effects on these symptoms exhibited by increasing testosterone. The questionnaires that the subjects completed at monthly intervals were the “International Index of Erectile Dysfunction”, “Sexual Desire Survey form, DISF-SR II” and the “Male Sexual Distress Scale” developed by Len Derogatis, PhD, Director, Center for Sexual Medicine at Sheppard Pratt Health Systems in Baltimore. Analysis of the MITT subjects indicate that in none of the symptom domains was there a difference in response from placebo although many of the treatment groups improved in comparison to baseline values. Although neither men treated with Androxal nor those treated with Androgel reported a significant increase in libido as determined using the DISF-SRII, both doses of Androxal performed comparably to Androgel. Likewise, although no statistically significant differences in distress, as measured by the MSDS scale, were recorded for men receiving Androxal or Androgel, both doses of Androxal performed in similar fashion to Androgel. Numerically, the 25mg dose of Androxal produced the greatest reduction in distress followed by the 12.5mg dose.
Overall the safety of Androxal was very similar to that of Androgel and placebo. The number of subjects with at least one adverse event was similar in all four treatment groups. These events were mostly mild to moderate and occurred at a very low overall frequency. The occurrence of serious adverse events was one in the Androxal 12.5mg, none in the 25mg, two in the Androgel and one in the placebo group. Apart from a tendency to reduction in cholesterol and low density cholesterol in both Androxal groups there were no clinically important changes in other laboratory values. The reductions in cholesterol and LDL cholesterol were less consistent in the Androgel treated subjects. Hemoglobin tended to increase more in the subjects receiving Androgel.
“We are very pleased that these results confirm our interim analysis data,” commented Joseph Podolski, President and CEO of Repros. “This study demonstrates that the use of Androxal, a once daily oral capsule for the treatment of secondary hypogonadism, is a rational approach as pituitary function is normalized and the subjects benefit from a normal testosterone production and are not subjected to the suppressive effects of exogenous testosterone replacement. Androxal has the potential to change the way in which secondary hypogonadism is treated in the future.”
Repros anticipates reviewing these findings with the U.S. Food and Drug Administration later this summer to determine the remaining clinical path that must be navigated before submitting a New Drug Application.
About Repros Therapeutics Inc.
Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex™, the Company’s lead compound, a PRM (progesterone receptor modulator), has recently completed a successful three month U.S. Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. Proellex is also being studied in a six month European Phase 1/2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. and Canada. Androxal, the Company’s other program in late clinical development, is designed to restore normal testosterone production by the testes and has completed a six month U.S. Phase 3 clinical trial for the treatment of testosterone deficiency in men due to secondary hypogonadism. According to industry sources, approximately 13 million men in the United States experience testosterone deficiency.
For more information, please visit the Company’s website at http://www.reprosrx.com.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies, Repros’ ability to raise additional capital on acceptable terms or at all, and such other risks which are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and Repros’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as they may be updated by the Company’s Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Joseph S. Podolski President & CEO (281) 719-3447